Auxilio Announces New Appointment to Board of Directors

Health System CIO Theresa Meadows Elected to Advise Leading Enterprise Security and Document Solutions Company

MISSION VIEJO, CA, — April, 04, 2017 — Auxilio, Inc. (NYSE MKT: AUXO), a leading provider of enterprise security and document workflow solutions for the healthcare industry, today announced that it has appointed Theresa Meadows, SVP and CIO of Texas-based Cook Children’s Health Care System, to its Board of Directors. Meadows brings more than 20 years of healthcare leadership experience to her seat on the Board.

“As we continue to expand our solutions to address the most critical healthcare security and document workflow challenges facing the healthcare industry, we deeply rely on the input and expertise from our Board members,” says Joseph Flynn, Auxilio CEO and President. “We are honored that Theresa will be joining our Board and are confident that the healthcare technology and leadership experience she brings will be a tremendous asset to both our company and our clients.”

Meadows, selected by the Secretary of the Department of Health and Human Services (HHS), in coordination with the Department of Homeland Security and the National Institute of Standards and Technology serves as the Co-Chair for HHS’ Healthcare Cybersecurity Task Force. She is also an active member of the Children’s Hospital Association CIO Council, a Fellow in the Healthcare Information and Management Systems Society (HIMSS), a Fellow in the American College of Healthcare Executives (ACHE), and is an active member of the College of Health Information Management Executives (CHIME).  Meadows is a graduate of CIO Bootcamp and is a credentialed by CHIME as a Certified Healthcare CIO (CHCIO). She has a master’s degree in healthcare informatics from the University of Alabama at Birmingham and a bachelor’s degree in nursing from the University of Alabama at Birmingham.

“I welcome the opportunity to collaborate with the Auxilio Board members to provide strategic guidance around the pulse of the healthcare IT security landscape,” said Meadows. “I truly believe in Auxilio’s mission to help provider organizations lower costs, improve efficiency and enhance security, and am eager to share my experience as a hospital CIO to help the company continue to innovate.”

” Diversifying our Board by adding expertise in healthcare IT, cybersecurity, public company governance and capital markets has been a goal we set forth earlier in the year and we couldn’t be happier to have Ms. Meadows join the team,” said J.D. Abouchar, Auxilio Chairman of the Board. To view the complete list of Board members about the mission of the Board, visit: https://www.auxilioinc.com/investor-relations/board-of-directors/

About Auxilio, Inc.

Auxilio (www.auxilioinc.com) is a leading provider bundling best of breed IT security and workflow solutions into its managed document services program designed exclusively for the healthcare industry. Since 2004, the company has saved more than $80 million for its clients by providing a vendor neutral program that enhances security of printed, stored data and digital documents while driving out costs and inefficiencies within the patient information logistical chain. The company’s document management best practices and intelligent workflow automation suite transforms printed documents to digital workflows, reducing waste and improving end-user satisfaction.

About CynergisTek

CynergisTek, an Auxilio company, (www.cynergistek.com) is a top-ranked cybersecurity, privacy and compliance consulting firm. The company offers solutions to help organizations measure privacy, security and compliance programs against regulatory requirements and assists in developing risk management best practices. Since 2004 the company has served as a partner to hundreds in the healthcare industry and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Auxilio, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Auxilio, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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